Exhibit 11.1

Consent of Independent Auditor

We consent to the use in this Annual Report on Form 1-K of 1st stREIT Office, Inc. of our report dated April 15, 2021, relating to the consolidated financial statements of 1st stREIT Office Inc and its subsidiaries.

/s/ RSM US LLP

Los Angeles, California

April 15, 2021